Exhibit 99.1

On May 29, 2008, Ronald S. Lauder ("RSL") sold 142,195 shares of Class A Common Stock at an average sale price of $47.9452.
The information regarding the shares sold that day at each price appears in the two columns below:

$47.7600	 1,700
$47.7800	15,714
$47.7900	 3,500
$47.8000	 8,200
$47.8100	   500
$47.8200	 6,400
$47.8300	 2,500
$47.8400	 1,200
$47.8500	15,600
$47.8550	   100
$47.8600	 4,822
$47.8650	 1,100
$47.8700	 4,100
$47.8800	 2,800
$47.8850	   400
$47.8900	   400
$47.9050	   100
$47.9300	   500
$47.9400	 1,000
$47.9500	 3,800
$47.9600	   100
$47.9700	   505
$47.9800	 1,100
$48.0000	 4,983
$48.0100	 1,400
$48.0200	   100
$48.0300	 1,600
$48.0350	   100
$48.0400	 8,300
$48.0450	 5,700
$48.0500	 4,200
$48.0520	   400
$48.0550	   100
$48.0600	   600
$48.0700	11,250
$48.0800	 7,300
$48.0900	   900
$48.1000	 2,800
$48.1070	   100
$48.1100	 1,621
$48.1150	   100
$48.1200	   100
$48.1250	 2,200
$48.1300	10,000
$48.1400	   100
$48.1500	 1,300
$48.1525	   600
$48.1600	   200

On May 30, 2008, RSL sold 42,026 shares of Class A Common
Stock at an average sale price of $47.6649. The information regarding the shares sold that day at each price appears in the two columns below:

$47.5300	   200
$47.5500	   972
$47.5600	 1,000
$47.5700	 1,028
$47.5800	   200
$47.5900	   900
$47.6000	12,700
$47.6033	   300
$47.6067	   300
$47.6100	 3,400
$47.6133	   300
$47.6150	   400
$47.6200	 1,726
$47.6300	 1,200
$47.6400	   500
$47.6500	   344
$47.6600	   200
$47.6800	   280
$47.7000	   200
$47.7100 	   100
$47.7200 	   200
$47.7300	   300
$47.7400	   476
$47.7500	 7,200
$47.7530	   200
$47.7600	 1,700
$47.7700	   100
$47.8000	 5,200
$47.8100	   200
$47.8150	   100
$47.8200	   100